          As filed with the Securities and Exchange Commission on March 22, 1999

                                            Registration Statement No. 333-67573

===============================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                            ----------------------
                                   FORM S-3

                               (Amendment No. 2)
                             REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933
                            ----------------------

                               Fonix Corporation
            (Exact name of registrant as specified in its charter)

                            ----------------------
           DELAWARE                                   22-2994719
(State or other jurisdiction           (I.R.S. Employer Identification No.)
of incorporation or organization)

                          60 East South Temple Street
                          Salt Lake City, Utah 84111

                            (801) 328-8700
                       (Address, including zip code, and
                    telephone number, including area code,
                           of registrant's principal
                              executive offices)
                            ----------------------
                               THOMAS A. MURDOCK
                                   PRESIDENT

                               Fonix Corporation
                          60 East South Temple Street
                          Salt Lake City, Utah 84111

                                (801) 328-8700
                    (Name, address, including zip code, and
                    telephone number, including area code,
                             of agent for service)

                                   COPY TO:
                            JEFFREY M. JONES, ESQ.

                         DURHAM JONES & PINEGAR, P.C.
                        50 SOUTH MAIN STREET, SUITE 850
                          SALT LAKE CITY, UTAH 84144

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: from time to time after the effective date of this Registration Statement as determined by market conditions.
                              ----------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______.

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________.

    If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                     CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------
                                                           Proposed         Proposed
                                                           Maximum          Maximum
                                  Amount                   Aggregate        Aggregate          Amount of
Title of Class of Securities      To be                    Price            Offering           Registration
to be Registered                  Registered               Per Share        Price              Fee
------------------------------------------------------------------------------------------------------------

Common Stock,                     48,113,912 shares (1)    $ 1.515625 (2)   $ 72,922,648 (2)   $ 20,272 (2)
$.0001 par value per share

Common Stock,                        806,667 shares (3)    $ 1.515625 (4)   $  1,222,605 (4)   $    340 (4)
$.0001 par value per share

Common Stock,                      9,577,805 shares (5)    $ 1.515625 (2)   $ 14,516,360 (2)   $  4,036 (2)
$.0001 par value per share

Common Stock,                        125,058 shares (6)    $ 1.515625 (4)   $    189,541 (4)   $     53 (4)
$.0001 par value per share
                                  =================                         ============       ========
    Totals                        58,623,442 shares                         $ 88,851,154       $ 24,701

--------------------------------------------------------------------------------

(1) Includes (i) 45,286,580 shares, representing 200% of the shares issuable upon a hypothetical conversion of $20,166,680 stated principal amount of 1,008,334 shares of Series D 4% Convertible Preferred Stock (the "Series D Preferred"), assuming such a conversion occurred on November 17, 1998, and
     (ii) up to 2,827,332 shares issuable upon payment of accrued dividends on the Series D Preferred in common stock. All included amounts estimated solely for purposes of calculation of the fee. The actual number of shares of common stock issuable upon conversion of all or a portion of the Series D Preferred or of payment of a stock dividend thereon may be more or less than such estimate based on a variety of factors, including the date of conversion and the price of the common stock on such date or the period preceding such date.

(2) The fee is estimated pursuant to Rule 457(c) under the Act on the basis of the average of the bid and asked price of Fonix's common stock as reported on the Nasdaq SmallCap Market on November 2, 1998.

(3) Represents shares issuable upon exercise of warrants to purchase up to an aggregate amount of 806,667 shares of Fonix's common stock at an exercise price that shall be 120% of the prevailing market price at the time of exercise, expiring three years after the issue date thereof, which warrants may be issued to the holders of the Series D Preferred.

(4)  Fee calculated pursuant to Rule 457(g)(3).

(5) Includes (i) 2,103,646 shares issued as restricted stock upon the conversion of 93,678 shares of Series E 4% Convertible Preferred Stock (the "Series E Preferred") prior to the date hereof, (ii) 15,060 shares issued as restricted stock as payment of dividends accrued on the Series E prior to the date hereof, (iii) 7,020,778 shares, representing 200% of the shares issuable upon a hypothetical conversion of $3,126,440 stated principal amount of 156,322 shares of Series E Preferred, assuming such a conversion occurred on November 17, 1998, and (iv) up to 438,321 shares issuable upon payment of accrued dividends on the Series E Preferred in common stock.
     All included amounts estimated solely for purposes of calculation of the fee. The actual number of shares of common stock issuable upon conversion of all or a portion of the Series E Preferred or of payment of a stock dividend thereon may be more or less than such estimate based on a variety of factors, including the date of conversion and the price of the common stock on such date or the period preceding such date.

(6) Represents shares issuable upon exercise of warrants to purchase up to an aggregate amount of 125,058 shares of Fonix's common stock at an exercise price that shall be 120% of the prevailing market price at the time of exercise, expiring three years after the issue date thereof, which warrants may be issued to the holders of the Series E Preferred.

     Pursuant to Rule 416, there are also registered hereby such additional indeterminate number of shares of such Common Stock as may become issuable as dividends or to prevent dilution resulting from stock splits, stock dividends or similar transactions.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a) OF THE ACT, MAY DETERMINE.

==============================================================================
or converting and selling some of their convertible security position and thereafter converting or exercising the rest or another significant portion of their holding. In this way, individual holders of Series D and Series E preferred stock could sell more than 4.999% of the outstanding Fonix common stock in a relatively short time frame while never beneficially owning more than 4.999% of the outstanding Fonix common stock at a time. For purposes of calculating the number of shares of common stock issuable to each selling stockholder assuming a full conversion of all the Series D and E preferred stock held by it as set forth below, the effect of such 4.999% limitation has been disregarded. The number of shares issuable to each of the selling shareholders as described in the table below therefore exceeds the actual number of shares such selling stockholders may be entitled to beneficially own upon conversion of the preferred stock. The following information is not determinative of any selling stockholder's beneficial ownership of Fonix common stock pursuant to Rule 13d-3 or any other provision under the Securities Exchange Act of 1934, as amended.















                                               Shares of       Percentage of
                                              Common Stock      Common Stock
                                               Owned by or       Owned By or                         Number of
                                               Issuable to       Issuable to       Number of         Shares of      Percentage of
                                                Selling           Selling          Shares of          Common        Common Stock
                                              Stockholders      Stockholders      Common Stock      Stock Owned     Beneficially
                                                Prior to          Prior to          Offered           After         Owned After
Name of Selling Stockholders                    Offering          Offering         Hereby (1)        Offering       the Offering
--------------------------------------------------------------------------------------------------------------------------------
Dominion Capital Fund, Ltd.                   8,636,473 (2)           11.58%       7,959,223              (3)              (3)
Sovereign Partners, LP                       10,112,229 (4)           13.29%       9,209,229              (3)              (3)
Canadian Advantage Limited Partnership        1,423,857 (5)            2.07%       1,423,857              (3)              (3)
Endeavor Capital Fund, S.A                    1,327,524 (6)            1.92%       1,327,524              (3)              (3)
JNC Opportunity Fund Ltd.                    10,890,219 (7)           13.84%      10,890,219              (3)              (3)
Diversified Strategies Fund, L.P.               510,594 (8)            0.75%         510,594              (3)              (3)

_____________________

  (1) The registration statement of which this prospectus is a part covers up to 58,623,442 shares of common stock issuable upon the conversion of the Series D and E preferred stock, as payment in shares of Fonix common stock payable as interest thereon, and issuable upon the exercise of warrants that may be issued upon the conversion of the Series D and E preferred stock, depending on the conversion formula selected by the converting preferred stock holder. Because the specific circumstances of the conversions of the Series D and E preferred stock is unascertainable at this time, the precise total number of shares of Fonix common stock offered by each Selling Stockholder cannot be fixed. The numbers set forth below represent the number of shares of Fonix common stock that would be issuable, and hence offered hereby, assuming the conversion of all of the Series D and E preferred stock as of February 25, 1999. The actual number of shares of Fonix common stock offered hereby may differ according to the actual number of shares issued upon such conversions.

  (2) Includes: 1,837,858 shares of common stock issued upon conversion of 80,000 shares of Series E preferred stock as of February 25, 1999;

      18,639 shares of common stock issued as payment of dividends accrued on Series E preferred stock prior to February 25, 1999.

      4,876,889 shares of common stock issuable upon a hypothetical conversion of 197,514 shares of Series D preferred stock owned by the selling stockholder as of February 25, 1999;

      96,454 shares of common stock issuable as interest upon the conversion of 197,514 shares of Series D preferred stock, assuming such preferred stock was converted in full as of February 25, 1999;

      1,111,111 shares of common stock issuable upon a hypothetical conversion of 45,000 shares of Series E preferred stock owned by the selling stockholder as of February 25, 1999;

      18,272 shares of common stock issuable as interest upon the conversion of 45,000 shares of Series E preferred stock, assuming such preferred stock was converted in full as of February 25, 1999;

      600,000 shares of common stock issuable upon the hypothetical conversion of $750,000 principal amount of Fonix's Series C 5% Convertible Debentures issued January 29, 1999, assuming such principal amount were converted in full as of February 25, 1999;

      2,250 shares of common stock issuable as interest upon the hypothetical conversion of the entire principal amount of Series C Debentures owned by the Selling Stockholder; and

      75,000 shares of common stock issuable upon the hypothetical exercise of5,000 shares of common stock issuable upon the hypothetical exercise of a warrant issued in connection with the sale of the Series C Debentures.



  (3) There is no assurance that the selling stockholders will sell any or all of the Fonix Shares offered hereby.

  (4) Includes:
      1,813,520 shares of common stock issued upon conversion of 80,000 shares of Series E preferred stock as of February 25, 1999;

      16,499 shares of common stock issued as payment of dividends accrued on Series E preferred stock prior to February 25, 1999.

      6,128,617 shares of common stock issuable upon a hypothetical conversion of 248,209 shares of Series D preferred stock owned by the selling stockholder as of February 25, 1999;

      121,210 shares of common stock issuable as interest upon the conversion of 248,209 shares of Series D preferred stock, assuming such preferred stock was converted in full as of February 25, 1999;

      1,111,111 shares of common stock issuable upon a hypothetical conversion of 45,000 shares of Series E preferred stock owned by the selling stockholder as of February 25, 1999;

      18,272 shares of common stock issuable as interest upon the conversion of 45,000 shares of Series E preferred stock, assuming such preferred stock was converted in full as of February 25, 1999;

      800,000 shares of common stock issuable upon the hypothetical conversion of $1,000,000 principal amount of Fonix's Series C 5% Convertible Debentures issued January 29, 1999, assuming such principal amount were converted in full as of February 25, 1999;

      3,000 shares of common stock issuable as interest upon the hypothetical conversion of the entire principal amount of Series C Debentures owned by the selling stockholder; and


      100,000 shares of common stock issuable upon the hypothetical exercise of a warrant issued in connection with the sale of the Series C Debentures.

  (5) Includes:

      419,475 shares of common stock issued upon conversion of 17,500 shares of Series D preferred stock as of February 25, 1999;

      6,989 shares of common stock issued as payment of dividends accrued on Series D preferred stock prior to February 25, 1999.

      978,049 shares of common stock issuable upon a hypothetical conversion of 39,611 shares of Series D preferred stock owned by the selling stockholder as of February 25, 1999; and

      19,344 shares of common stock issuable as interest upon the conversion of 39,611 shares of Series D preferred stock, assuming such preferred stock was converted in full as of February 25, 1999.

  (6) Includes:
      1,301,778 shares of common stock issuable upon a hypothetical conversion of 52,722 shares of Series D preferred stock owned by the selling stockholder as of February 25, 1999; and

      25,746 shares of common stock issuable as interest upon the conversion of 52,722 shares of Series D preferred stock, assuming such preferred stock was converted in full as of February 25, 1999.

  (7) Includes:
      10,679,012 shares of common stock issuable upon a hypothetical conversion of 432,500 shares of Series D preferred stock owned by the selling stockholder as of February 25, 1999; and

      211,207 shares of common stock issuable as interest upon the conversion of 197,514 shares of Series D preferred stock, assuming such preferred stock was converted in full as of February 25, 1999.

  (8) Includes:
      500,691 shares of common stock issuable upon a hypothetical conversion of 20,278 shares of Series D preferred stock owned by the selling stockholder as of February 25, 1999; and

      9,903 shares of common stock issuable as interest upon the conversion of 20,278 shares of Series D preferred stock, assuming such preferred stock was converted in full as of February 25, 1999.

  The following table lists the natural persons who control each of the selling stockholders.

           Selling Stockholder              Name of Natural Person Who Controls
-------------------------------------------------------------------------------
Dominion Capital Fund, Ltd.                 Nina Ray and Carl O'Connell

Sovereign Partners, LP                      Steven M. Hicks and Daniel Pickett

Canadian Advantage Limited Partnership      Mark Valentine and Ian McKinnon

Endeavor Capital Fund, S.A                  Shmuli Margulies

JNC Opportunity Fund Ltd.                   Neil T. Chau and James Q. Chau

Diversified Strategies Fund, L.P.           Neil T. Chau and James Q. Chau


                              Plan of distribution

  The Fonix Shares covered by this prospectus may be offered and sold from time to time by the selling stockholders or their pledgees, donees, transferees or successors in interest. Such sales may be made on the NASDAQ SmallCap Market, in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Fonix Shares may be sold by any means permitted under law, including one or more of the following:

  o a block trade in which a broker-dealer engaged by the selling stockholder will attempt to sell the Fonix Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

  o purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus;

  o an over-the-counter distribution in accordance with the rules of the NASDAQ SmallCap Market;

  o   ordinary brokerage transactions in which the broker solicits purchasers;
      and

  o   privately negotiated transactions.

In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in the resales.

  In connection with distributions of the Fonix Shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the Fonix Shares covered by this prospectus in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also sell the Fonix Shares short and redeliver the Fonix Shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the Fonix Shares, which the broker-dealer may resell or otherwise transfer pursuant to this prospectus. The selling stockholders may also loan or pledge the Fonix Shares registered hereunder to a broker-dealer and the broker-dealer may sell the shares so loaned or upon a default the broker-dealer may effect sales of the pledged shares pursuant to this prospectus.

  Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders in amounts to be negotiated in connection with the sale. Such broker-dealers and any other participating broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act.

  Fonix has advised the selling stockholders that the anti-manipulation rules under the Securities Exchange Act of 1934 may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, Fonix will make copies of this prospectus available to the selling stockholders and has informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares offered hereby.

  All costs, expenses and fees in connection with the registration of the shares will be borne by Fonix. Commissions and discounts, if any, attributable to the sales of the Fonix Shares will be borne by the selling stockholders. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the Fonix Shares against certain liabilities, including liabilities arising under the Securities Act of 1933. Fonix will not receive any proceeds from the sale of the Fonix Shares.

  Fonix has agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective for a period of 3 years. Trading of any unsold shares after the expiration of such period will be subject to compliance with all applicable securities laws, including Rule 144.

  The selling stockholders are not obligated to sell any or all of the Fonix Shares covered by this prospectus.

  In order to comply with the securities laws of certain states, the Fonix Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, the sale and issuance of Fonix Shares may be subject to the notice filing requirements of certain states.

                                 Legal matters

  The validity of the Shares offered hereby will be passed upon for Fonix by Durham Jones & Pinegar, P.C., 50 South Main Street, Suite 800, Salt Lake City, Utah 84144.

                Table of Contents



Summary about Fonix and this offering...............  2
Recent developments.................................  4
Important information incorporated by reference.....  5
Where to get additional information.................  6
Explanation about forward-looking information.......  7
Risk factors........................................  7
Use of proceeds..................................... 16
Selling stockholders................................ 17
Plan of distribution................................ 22
Legal matters....................................... 23

              ____________________





                               Fonix Corporation

                                   58,623,442
                                     SHARES

                                  COMMON STOCK

                              ____________________

                                   PROSPECTUS

                              ___________________

                                 March 16, 1999

                              SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to the Registration Statement (File No. 333-67573) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake City, State of Utah, on this 18th day of March, 1999.


                                    Fonix Corporation


                                    By: /s/ Thomas A. Murdock
                                       ---------------------------
                                       Thomas A. Murdock
                                       President, Chief Executive
                                         Officer

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


Signature                   Title                                 Date
------------                ----------------------                ------


/s/ Thomas A. Murdock*      Chairman of the Board of Directors    March 16, 1999
--------------------------
Stephen M. Studdert

/s/ Thomas A. Murdock       Chief Executive Officer, President    March 16, 1999
------------------------     Director
Thomas A. Murdock           (Principal Executive Officer)

/s/ Thomas A. Murdock*      Executive Vice President Finance      March 16, 1999
------------------------    and Director
Roger D. Dudley             (Principal Financial Officer)


/s/ Thomas A. Murdock*      Chief Financial Officer (Principal    March 16, 1999
------------------------    Accounting Officer)
Douglas L. Rex

/s/ Thomas A. Murdock*      Director                              March 16, 1999
--------------------------
Joseph Verner Reed

/s/ Thomas A. Murdock*      Director                              March 16, 1999
--------------------------
John A. Oberteuffer, Ph.D.

/s/ Thomas A. Murdock*      Director                              March 16, 1999
--------------------------
Rick D. Nydegger

/s/ Thomas A. Murdock*      Director                              March 16, 1999
--------------------------
Reginald K. Brack


*  As attorney-in-fact

                                     II-6